Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS EPS GROWTH OF 114% IN 2008 FOURTH QUARTER AND 96% IN 2008

NEW ONE MILLION SHARE REPURCHASE AUTHORIZATION ANNOUNCED

•	ANNUAL REVENUE INCREASES 9% OUTPACING PROJECTED 2008 GROWTH IN TECHNOLOGY SPENDING

•	OPERATING MARGIN EXPANDS BY 170 BASIS POINTS IN FOURTH QUARTER AND FULL YEAR

•	SOLUTIONS BUSINESS INCREASES 2.3% TO 36% OF REVENUE IN FOURTH QUARTER AND 8.4% TO 34% OF REVENUE IN 2008

•	HEALTHCARE BUSINESS WAS 26% OF REVENUE IN FOURTH QUARTER AND 2008

•	FOURTH QUARTER NET INCOME PER DILUTED SHARE OF $0.15 INCLUDES $0.03 GAIN FROM FOREIGN CURRENCY EXCHANGE ON INTERCOMPANY BORROWINGS; EPS RISES 71% EXCLUDING THIS GAIN

•	STRONG BALANCE SHEET WITH $11 MILLION IN CASH AND NO DEBT AT 2008 YEAR-END

BUFFALO, N.Y. — February 24, 2009 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2008 fourth quarter and full year which ended on December 31, 2008. CTG also announced today that its Board of Directors approved a new repurchase authorization for 1.0 million shares.

For the 2008 fourth quarter, the growth in more profitable solutions work and disciplined cost control produced the significant increase in operating margins and profitability in the fourth quarter despite a small decrease in total revenue. CTG reported revenue of $83.3 million, a 1.4% decrease from 2007 fourth quarter revenue of $84.5 million. CTG’s operating income increased 75% to $3.2 million from $1.8 million in the 2007 fourth quarter while its operating margin expanded to 3.9%, a 170 basis point improvement from 2.2% in the 2007 fourth quarter. CTG’s net income was $2.3 million, 90% higher than 2007 fourth quarter net income of $1.2 million. On a per diluted share basis, net income was $0.15, a 114% increase from $0.07 in the 2007 fourth quarter. In the 2008 fourth quarter, a $0.5 million favorable effect from currency exchange on intercompany borrowings, included in other income, increased net income per diluted share by $0.03. Excluding this effect, 2008 fourth quarter net income per diluted share would have been $0.12, 71% higher than the 2007 fourth quarter.

For the 2008 full year, earnings and margin growth reflected strong operating leverage, expense control, and higher revenue from both its staffing business and its higher margin solutions business. Additionally, solutions work in 2008 was more profitable than 2007. CTG reported 2008 revenue of $353.2 million, an 8.6% increase from 2007 revenue of $325.3 million. Operating income increased 101% to $13.1 million from 2007 operating income of $6.5 million. The operating margin for 2008 expanded to 3.7%, a 170 basis point improvement over 2007. CTG’s 2008 net income was $7.8 million, an 85% increase from 2007 net income of $4.2 million. On a per diluted share basis, 2008 net income was $0.49, 96% higher than $0.25 in 2007.

“CTG’s strong results in the quarter and the full year reflect the value of our strategy to increase our solutions business with a focus on the healthcare market. We nearly doubled earnings on 9% revenue growth and achieved our major strategic objectives of increasing our solutions portfolio and business, significantly expanding margins, and continuing to grow at a rate well above U.S. technology spending which Forrester estimates increased 4.1% in 2008,” said CTG Chairman and Chief Executive Officer James R. Boldt. “While CTG’s results demonstrate our progress in moving our strategy forward in 2008, the further downturn in the economy began to affect our business in the fourth quarter with the largest impact coming from our lower margin staffing business as client and market demand for external IT resources declined. Our ability to quickly adjust our cost structure in response to lower revenue combined with the growth of our solutions business helped us achieve fourth quarter core earnings at the high end of our guidance despite revenue slightly below our forecast.”

Mr. Boldt added, “From a longer-term strategic perspective, we made significant progress in advancing our solutions under development which primarily focus on the healthcare payer market. Most of these solutions are now at the pilot stage at various client sites and based on preliminary results we are confident these offerings will be ready for commercial launch in 2009.”

2008 Fourth Quarter Review

Solutions revenue increased by $0.7 million, or 2.3%, to $29.9 million, or 36% of total revenue in the 2008 fourth quarter. Staffing revenue decreased by $1.9 million, or 3.3%, to $53.4 million, 64% of total revenue, with the managed staffing services component remaining the primary contributor to the revenue from this business. European revenue was $19.1 million, or 23%, of total revenue in the 2008 fourth quarter, down 3.8% from the prior year fourth quarter. Revenue in the 2008 fourth quarter was unfavorably affected by $2.0 million from foreign currency exchange fluctuations when compared with the year-ago quarter. There were 66 billing days in the 2008 fourth quarter compared with 64 billing days in the 2007 fourth quarter.

Selling, general, and administrative (SG&A) expenses were $15.4 million, or 18.5% of revenue, compared with $16.9 million, or 20.0% of revenue in the 2007 fourth quarter. The decline in SG&A as a percentage of revenue reflects disciplined cost control and reductions in overhead expenses primarily tied to lower staffing demand.

The Company recorded equity-based compensation expense, net of tax, of $0.2 million in both the 2008 and 2007 fourth quarters, which reduced net income per diluted share by $0.01 in each of the respective quarters.

CTG’s effective tax rate for the 2008 fourth quarter was 37.2% compared with 36.5% in the 2007 fourth quarter. The lower fourth quarter 2008 tax rate in comparison with the full year 2008 rate of 41.2% was due primarily to the benefit of research and development tax credits of approximately $0.1 million and the utilization of foreign net operating loss carryforwards from the exchange gain recognized from intercompany balances.

The Company generated cash from operations of $4.9 million in the 2008 fourth quarter compared with $0.7 million in the 2007 fourth quarter. At December 31, 2008, the Company had $11.0 million in cash. CTG had no outstanding debt at 2008 and 2007 year-end. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011.

2008 Year Review

In 2008, CTG’s solutions business increased 8.4% to $120.9 million, or 34% of total revenue, and its staffing business increased 8.7% to $232.3 million, or 66%, of total revenue. The growth of its higher margin solutions business was the major contributor to the increase in CTG’s 2008 profitability. European revenue increased 8.5% in 2008 to $78.2 million and represented 22.1% of total revenue.

The Company generated cash from operations of $16.6 million in 2008 compared with $5.3 million in 2007. Selling, general, and administrative expenses in 2008 were $65.6 million, or 18.6% of revenue, compared with 20.3% of revenue in 2007. In 2008, CTG recorded $2.0 million in depreciation expense and $3.1 million for capital expenditures.

The Company recorded equity-based compensation expense, net of tax, of $0.6 million in both 2008 and 2007, which reduced net income per diluted share by $0.04 in 2008 and $0.03 in 2007.

CTG’s effective tax rate for 2008 was 41.2% compared with 37.6% in 2007.

Stock Repurchase Program

CTG repurchased 444,000 of its shares in the 2008 fourth quarter and a total of 1.1 million shares in 2008. In December 2008, the Company extended its 10b5-1 stock repurchase plan to facilitate in 2009 the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On February 24, 2009, the Company was authorized to acquire approximately 0.2 million shares under its prior repurchase program. Combined with the new 1.0 million repurchase authorization, approximately 1.2 million shares are currently available for repurchase by the Company.

Mr. Boldt commented, “Our Board’s new 1.0 million share repurchase authorization reflects our continued confidence in CTG’s future prospects and our belief that CTG’s shares are undervalued at recent prices. We intend to continue the active repurchase of CTG stock in 2009.”

2009 Guidance

On October 17, 2008, the Company was informed by a significant customer of a reduction in its need for approximately 250 existing CTG staff with an approximately $21 million effect on annualized revenue. Over the next several months, that customer further reduced its need for CTG personnel by an additional 175 persons bringing the aggregate reduction in headcount to 425 billable staff and its annualized impact on revenue to approximately $36 million. The Company has appropriately adjusted its selling, general, and administrative expenses in conjunction with these billable staff reductions. CTG remains a prime supplier of external IT resources to this client, and the reduction reflects a change in this client’s business needs and is not related to CTG’s performance.

CTG is issuing initial guidance for 2009 based on its current business activity and forecast, and assuming that the global economy will remain weak for the first three quarters of the year and begin to recover in the fourth quarter as government stimulus packages begin to have an impact. Reflecting these assumptions, CTG expects its 2009 first quarter revenue to range from $73 million to $75 million, a 15% decrease from 2008 at the midpoint of this range. The Company projects 2009 first quarter net income per diluted share of $0.07 to $0.09, an 11% decrease from 2008 at the midpoint of this range. There are 66 billing days in the 2009 first quarter compared with 63 billing days in the 2008 first quarter.

CTG expects that its 2009 revenue will range from $285 million to $305 million, a 16% decrease from 2008 at the midpoint of this range. The Company currently projects 2009 net income per diluted share of $0.30 to $0.40, a 29% decrease from 2008 at the midpoint of this range, or a 24% decrease from 2008 when the 2008 exchange gain is excluded.

Mr. Boldt commented, “While we are forecasting lower revenue and earnings in 2009, we are also moving forward with our strategy to further increase our mix of higher margin solutions work and expand our strong healthcare IT business. Additionally, in the current economic environment, the strength of CTG’s balance sheet provides significant benefits to our business. At year-end, we had no debt and nearly $11 million in cash, despite repurchasing 1.1 million of CTG’s shares in 2008 and making significant investments in new solutions development. We continue to have the liquidity to support our business needs and growth plans. At the same time, we are remaining vigilant on cost control to help us weather what is certain to be a difficult year for businesses and consumers.”

Healthcare IT Component of Stimulus Package a Significant Opportunity for CTG

Mr. Boldt concluded, “We believe that the advances we have made in risk analysis solutions and our early move into electronic medical records (EMR) applications, combined with our experience in providing solutions to both healthcare providers and payers, are competitive advantages that position CTG very favorably for the future. Looking to the latter part of 2009 and beyond, we see a significant near-term opportunity for CTG in the magnitude of healthcare IT spending contained in the federal economic stimulus package. The U.S. federal stimulus package includes $19 billion in federal funding for healthcare IT over the next few years with the major focus of this investment being directed toward President Obama’s initiative to implement EMRs to lower costs and improve patient care. CTG already has significant EMR experience in addition to work supporting the formation and development of Regional Healthcare Information Organizations (RHIOs), which are essential to implementing communitywide EMRs. Healthcare currently contributes 26% to CTG’s revenue, and we believe that this national EMR initiative will provide additional power over several years to expand our healthcare focus and grow CTG’s business, profitability, and value.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our 3,100 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the

Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2007 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2007 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday February 25, 2009 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time February 25, 2009 and 11:00 p.m. Eastern Time February 28, 2009 by dialing 1-800-475-6701 and entering the conference ID number 978255.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Revenue	$83,328	$84,504	$353,213	$325,285
Direct costs	64,679	65,783	274,533	252,889
Selling, general and administrative expenses	15,413	16,872	65,598	65,872

Operating income	3,236	1,849	13,082	6,524
Other income, net	428	59	256	285

Income before income taxes	3,664	1,908	13,338	6,809
Provision for income taxes	1,362	697	5,501	2,563

Net income	$2,302	$1,211	$7,837	$4,246

Net income per share:
Basic	$0.15	$0.08	$0.51	$0.26

Diluted	$0.15	$0.07	$0.49	$0.25

Weighted average shares outstanding:
Basic	15,072	15,887	15,328	16,181
Diluted	15,491	16,434	15,878	16,654

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2008	Dec. 31, 2007
Current Assets:
Cash and cash equivalents	$10,973	$4,290
Accounts receivable, net	49,152	52,314
Other current assets	3,810	4,628

Total Current Assets	63,935	61,232
Property and equipment, net	6,767	5,741
Goodwill	35,678	35,678
Other assets	9,460	9,810

Total Assets	$115,840	$112,461

Current Liabilities:
Accounts payable	$8,247	$10,109
Accrued compensation	24,574	21,299
Other current liabilities	6,340	6,613

Total Current Liabilities	39,161	38,021
Long-term debt	—	—
Other liabilities	9,045	9,361
Shareholders’ equity	67,634	65,079

Total Liabilities and Shareholders’ Equity	$115,840	$112,461

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.